Exhibit 99.1
Company Contact:
Richard Stern, President & CEO
856-414-9100
Investor Contact:
Porter, LeVay & Rose, Inc.
Linda Decker, Vice President
212-564-4700

ACCESS TO MONEY, INC. ANNOUNCES THIRD QUARTER 2009 FINANCIAL
RESULTS

Continued Success in Operational Management and Efficiencies Yields Improvements in
Gross Profit, Adjusted EBITDA and Expenses

CHERRY HILL, NJ, November 12, 2009 — Access to Money, Inc. (OTC BB: AEMI), one of the largest providers and non-bank operators of ATMs in the United States, today announced its financial results for the third quarter and nine months ended September 30, 2009.  Results from the Company’s April 2008 acquisition of LJR Consulting have been included in the Company’s financial results.  Because of the significance of the addition of the results relating to LJR Consulting, the Company’s operating results for the nine-month period ended September 30, 2009 are not directly comparable to the results for the nine-month period ended September 30, 2008.  However, third quarter results are directly comparable for the quarters ended September 30, 2008 and 2009.

Highlights for the Third Quarter of 2009:

•	Adjusted EBITDA improved 88.9% to $1.7 million from $0.9 million in last year’s third quarter, marking the 8th consecutive quarterly improvement;
•	Gross profit increased 11.4% to $3.9 million from $3.5 million in the year-ago quarter;
•	Gross profit margins increased 900 basis points to 48.7% from 39.7% in the third quarter of 2008;
•	Cost of sales decreased $1.1 million or approximately 21.1% to $4.1 million, from $5.2 million in the third quarter of 2008;
•	Strengthened balance sheet with $6.6 million in cash as of September 30, 2009 compared with $4.5 million as of December 31, 2008;
•	Transaction-based sales were $21.8 million compared with $22.9 million in the year-ago quarter, reflecting the slowdown in the economy and elimination of underperforming units;
•	Average transaction-based sales per withdrawal transaction improved to $2.47 from $2.35 in the third quarter of 2008, resulting from the elimination of poor performing ATMs;
•	Average commission per withdrawal transaction increased to $1.73 from $1.69 in the third quarter 2008 as a result of increased surcharge fees;

•	Net transaction-based sales per withdrawal increased to $0.74 from $0.66 in the third quarter of 2008; and
•	Average number of transacting machines was 11,233 compared with 11,813 in the year-ago third quarter.

Highlights for the Nine Months ended September 30, 2009:

•	Adjusted EBITDA improved approximately 91.3% to $4.4 million from $2.3 million in last year’s corresponding nine month period;
•	Gross profit increased approximately 11.0% to $11.1 million from $10.0 million in the year-ago period;
•	Gross profit margins increased 950 basis points to 49.4% from 39.9% in the first nine months 2008;
•	Cost of sales decreased approximately 24.5% to $11.4 million, compared with $15.1 million in the corresponding period of 2008;
•	Transaction-based sales improved to $64.4 million compared with $60.8 million in the corresponding period of 2008;
•	Average transaction-based sales per withdrawal transaction improved to $2.43 from $2.37 in the corresponding period of 2008;
•	Net transaction-based sales per withdrawal were $0.69 compared with $0.75 in the year-ago nine-month period;
•	Average commission per withdrawal transaction increased to $1.74 from $1.63 in the first nine months of 2008 as a result of increased surcharge fees;
•	Average number of transacting machines was 11,329 during the nine-month period ended September 30, 2009 compared with 10,584 in the corresponding period in 2008.

Management Discussion

Richard Stern, President and CEO of Access to Money said, "For the past two years, our management team has implemented a complete restructuring effort that included repositioning the portfolio by removing underperforming assets, improving operating efficiency, reviewing vendor relationships, and renegotiating contracts.  We also identified complementary business partners and managed the transition towards our core strengths, while focusing on the sales, service and management of ATMs within the United States.  Our acquisition of LJR Consulting in April 2008, our subsequent integration efforts, followed by our re-branding into "Access to Money," all contributed to the significant transformation of our Company, and have helped to set our strategic direction."

He continued, "Our efforts have resulted in consistent positive improvement in cash flow, as evidenced by our $2.1 million increase in cash since the end of last year.  Despite the difficult economic conditions, we expect continued improvements in cash flow.  Our cost savings and efficiency measures have resulted in improvements in gross profits, gross profit margins, adjusted EBITDA and non-GAAP income, even though the downturn in the economy has affected our transaction levels."

Mr. Stern added, "With the restructuring efforts behind us, we are concentrating on making continued improvements to our operations and differentiating our services in the marketplace.  In line with this strategy, we have implemented initiatives that we believe will offer benefits to both customers and consumers alike.  For example, we have deployed between 25 and 30 Select-A-Branch test locations at various commercial retail sites and have seen between a 30.0% and 40.0% increase in transactions at these sites.  We remain excited about this technology and its applications across a broader portfolio of machines.  Moreover, this quarter, the first tranche of student loans for which we provided outsourcing services, were funded by our financial institution customers."

He concluded, "Our team continues to work on growing our business through new customer acquisitions, streamlining our existing business, improving our operations, and evaluating new business services that complement our core strengths, as we strive to improve shareholder value."

Third Quarter Financial Results

For the third quarter ended September 30, 2009, sales were $23.3 million compared with $25.2 million for the same period in 2008.  Transaction-based sales for the third quarter were $21.8 million compared with $22.8 million in last year’s third quarter.  The decrease in sales is primarily attributable to the economic slowdown.  Machine sales for the quarter were $690,000, a decrease of $378,000 from last year’s third quarter, due to lower demand of new machines as compared to the prior year period.

Commissions for the third quarter of 2009 were $15.3 million compared with $16.5 million in the year-ago third quarter.  The decrease in commissions resulted from the Company’s reduction of non-profitable machines and lower transaction volume due to normal attrition between the third quarters of 2008 and 2009.

Cost of sales from operations decreased approximately 21.0% to $4.1 million during the third quarter of 2009 as compared to $5.2 million during the third quarter of 2008.  The reduction in cost of sales was due primarily to the reduction in cost of cash, resulting from a change in cash providers, improvements in third party service vendor communications, and reduced processing and telecommunications costs from improved contracts with vendors.

Selling, general and administrative expense, which includes stock compensation expense, decreased by approximately 12.5% to $2.8 million in the third quarter of 2009 from $3.2 million in the third quarter of 2008.  Part of the reduction in costs was attributable to the Company’s restructuring of its workforce and consolidation of offices.

Operating income for the third quarter of 2009 was $1.1 million, compared with $235,000 in the third quarter of 2008.

Net loss for the third quarter 2009 was $2.6 million, or $0.12 per share, compared with a net loss of $1.1 million or $0.05 per share in the third quarter 2009.  Non-GAAP net loss for the third quarter improved to $0.1 million, or $0.01 per share, compared with a non-GAAP net loss of $1.1 million or $0.05 per share for the 2008 third quarter.

Adjusted EBITDA for the third quarter of 2009 improved 88.9% to $1.7 million, compared with $0.9 million in the third quarter of 2008.

Nine Month Financial Results

For the nine months ended September 30, 2009, gross sales were $68.7 million compared with $67.2 million for the same period in 2008.  Transaction-based sales for the nine-month period were $64.4 million compared with $60.8 million in the year-ago nine-month period.  The increase in sales was primarily attributable to the additional sales from LJR Consulting, which was acquired in April 2008.  Machine sales were $1.6 million for the first nine months of 2009 compared with $2.3 million in the first nine months of 2008, primarily because of lower consumer demand related to the economic downturn.

Commissions for the first nine months of 2009 were $46.1 million compared with $42.0 million in the year-ago period, with the increase primarily the result of the acquisition of LJR Consulting.

Cost of sales from operations improved approximately 24.5% to $11.4 million during the nine month period ended September 30,  2009 as compared to $15.1 million during the comparable 2008 period, resulting from the same factors that produced more favorable costs for the third quarter.

Selling, general and administrative expense, which includes stock compensation expense, decreased by approximately 25.2% to $8.3 million in the nine month period ended September 30, 2009, from $11.1 million in the comparable 2008 period.  The major portion of this reduction was due to a $1.5 million change in non-cash stock compensation that occurred in 2008 along with reductions of $676,000 related to accounting and professional fees and $286,000 of lower outsourced services costs.

Operating income for the first nine months of 2009 was $2.8 million, compared with an operating loss of $1.1 million in the year-ago nine-month period.

Net loss for the first nine months of 2009 was $6.5 million, or $0.30 per share, compared with a net loss of $5.2 million or $0.26 per share, in the first nine months of 2008.  Non-GAAP net loss for the nine-month period ended September 30, 2009 improved to $1.1 million, or $0.05 per share, compared with a non-GAAP net loss of $5.2 million, or $0.26 per share in the nine-month period ended September 30, 2008.

Adjusted EBITDA for the first nine months of 2009 improved by approximately 91.3% to $4.4 million, compared with $2.3 million in the first nine months of 2008.

Use of Non-GAAP Measures

This earnings release includes financial information in accordance with U.S. generally accepted accounting principles ("GAAP"), as well as non-GAAP financial measures for the three and nine months ended September 30, 2009.

To supplement its condensed consolidated financial statements presented in accordance with GAAP, the Company uses the following non-GAAP financial measures:  non-GAAP net loss, non-GAAP loss per basic and diluted shares, and Adjusted EBITDA.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.  In addition, the non-GAAP financial measures included in this press release may be different from, and, therefore, not comparable to, similar measures used by other companies.  The Company’s non-GAAP measures of net loss and loss per basic and diluted share used in this release exclude valuation adjustments associated with its outstanding warrants.  Its non-GAAP measure of Adjusted EBITDA removes the impact of its capital structure (interest expense), fair value adjustment of warrants, asset base (amortization and depreciation), stock-based compensation expenses, taxes, and certain non-recurring expenses from its results of operations.

Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance by excluding certain expenses and expenditures that may not be indicative of its core business operating results.  It believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management’s internal comparisons to its historical performance and its competitors’ operating results.  Management believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

The tables below present a reconciliation of the non-GAAP net loss, loss per basic and diluted share amounts, and adjusted EBITDA to the GAAP net loss and loss per basic and diluted share amounts, the most directly comparable GAAP measures for the three and nine months ended September 30, 2009.

About Access to Money, Inc.
Access to Money, Inc. is one of the largest providers and non-bank operators of ATMs in the United States.  With more than 12,000 terminals under contract, its customers range from national specialty stores, retailers and credit unions to individual convenience stores, and are located throughout all 50 states.  Access to Money also provides student loan outsourcing services to university credit unions throughout the United States.

FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  All statements other than statements of historical facts included herein, including without limitation, statements regarding our future financial position, business strategy, budgets, projected sales, projected costs and plans and objective of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof or any variation there on or similar terminology or expressions.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: a decline in ATM transaction volume or fees, changes in technology standards, regulatory changes, increases in interest rates, the inability to obtain cash for our ATMs, market acceptance of our student loan processing services, demand for student loans, availability of credit, changes in regulations regarding student loans and financial institutions, and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission and other filings with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release.  All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing.  We assume no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations, or otherwise or to reflect events or circumstances after the date hereof.

Financial Tables

Access to Money, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Sales	$23,319	$25,221	$68,694	$67,158
Commissions	15,291	16,518	46,109	42,041
Net sales	8,028	8,703	22,585	25,117

Cost of sales:
Cost of vault cash	490	998	1,461	3,018
Other	3,627	4,251	9,978	12,089

Gross profit	3,911	3,454	11,146	10,010

Selling, general and administrative expense	2,769	3,208	8,211	9,463
Stock compensation expense	30	11	95	1,629

Operating income (loss)	1,112	235	2,830	(1,082)

Interest expense and amortization of debt issuance costs	1,290	1,358	3,873	2,773
Loss on early extinguishment of debt	-	-	-	1,456
Other expense (income), net	(13)	(244)	(107)	(302)
Loss on asset disposal	13	182	77	193
Change in fair value of warrants	2,450	-	5,445	-

Net loss	$(2,628)	$(1,061)	$(6,458)	$(5,202)

Weighted average common shares outstanding	21,786	21,486	21,667	19,786

Basic and diluted loss per share	$(.12)	$(.05)	$(.30)	$(.26)

Access to Money, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2009	2008
Assets

Current assets:
Cash	$6,628	$4,535
Restricted cash	800	2,012
Accounts receivable, net of allowance of $284 in 2009 and $684 in 2009	2,868	2,998
Leases receivable, net	-	176
Inventories	578	505
Prepaid expenses and other	327	308
Deferred financing costs	259	259
Total current assets	11,460	10,793

Property and equipment, net	3,104	2,815
Non-current leases receivable, net	-	786
Intangible assets, net	1,816	2,120
Goodwill	10,654	10,657
Deferred financing costs, long term	142	337
Other assets	388	593
Total assets	$27,564	$28,101

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$6,206	$6,851
Accrued and other expenses	5,789	5,369
Term loans	1,710	2,067
Total current liabilities	13,705	14,287

Long term liabilities:
Term loans and other debt	17,995	17,032
Warrants	6,938	-

Shareholders’ deficit:
Common stock, $0.001 par value -
70,000 shares authorized; 21,786 and 21,486 shares issued and outstanding at September 30, 2009 and December 31, 2008	135,852	145,938
Additional paid-in capital	63	63
Accumulated deficit	(146,989)	(149,219)
Total shareholders’ deficit	(11,074)	(3,218)
Total liabilities and shareholders’ deficit	$27,564	$28,101

Adjusted EBITDA Reconciliation
(Unaudited)
($ millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net Loss	$(2.6)	$(1.1)	$(6.5)	$(5.2)
Add:
Interest expense	1.3	1.4	3.9	2.8
Depreciation and amortization	0.5	0.5	1.4	1.4
Loss on early extinguishment of debt	-	-	-	1.5
Non-cash stock compensation expense	-	-	0.1	1.6
Loss on asset disposal	-	0.1	0.1	0.2
Change in warrant value	2.5	-	5.4	-
Adjusted EBITDA	$1.7	$0.9	$4.4	$2.3

Reconciliation of GAAP to Non-GAAP Net Loss
(Unaudited)
($ millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
GAAP net loss	$(2.6)	$(1.1)	$(6.5)	$(5.2)
Impact of change in warrant valuation	(2.5)	-	(5.4)	-
Non-GAAP net loss	$(0.1)	$(1.1)	$(1.1)	$(5.2)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
GAAP loss per basic and diluted share	$(0.12)	$(0.05)	$(0.30)	$(0.26)
Impact of change in warrant valuation	(0.11)	-	(0.25)	-
Non-GAAP loss per basic and diluted share	$(0.01)	$(0.05)	$(0.05)	$(0.26)